Exhibit 19.1

NEXALIN TECHNOLOGY, INC.

INSIDER TRADING POLICY

Adopted March 31, 2025

The Board of Directors (the “Board”) of Nexalin Technology, Inc., a Delaware corporation (the “Company”), has adopted the following updated Insider Trading Policy (the “Policy”).

I.	APPLICABILITY OF POLICY; DEFINITION OF INSIDER

This Policy applies to all transactions in the Company’s securities, including common stock, options and warrants to purchase common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible notes, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. The Policy applies to:

(i)	all officers and directors of the Company;

(ii)	all other employees of the Company;

(iii)	consultants or contractors to the Company who have or may have access to Material Nonpublic Information (as defined below) regarding the Company; and

(iv)	members of the immediate family or household of any such person.

The people described in (i) through (iv) above are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

II.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

“Material” information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. “Nonpublic” information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Some examples of information that ordinarily would be regarded as material include, but are not limited to:

●	Financial results

●	Information relating to the Company’s stock exchange listing or United States Securities and Exchange Commission (“SEC”) regulatory issues

●	Information regarding regulatory review of Company products

●	Intellectual property and other proprietary/scientific information

●	Projections of future earnings or losses

●	Major contract awards, cancellations or write-offs

●	Joint ventures/commercial partnerships with third parties

●	Research milestones and related payments or royalties

●	News of a pending or proposed merger or acquisition

●	Results of clinical, pilot and/or pivotal trials

●	News of the disposition of material assets

●	Impending bankruptcy or financial liquidity problems

●	Gain or loss of a substantial customer or supplier

●	New product announcements of a significant nature

●	Significant pricing changes

●	Stock splits

●	New equity or debt offerings

●	Significant litigation exposure due to actual or threatened litigation

●	Changes in senior management or the Board

●	Capital investment plans

●	Changes in dividend policy

For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s equity incentive compensation plan (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

III.	STATEMENT OF POLICY

General Policy

It is the policy of the Company to prohibit (i) the unauthorized disclosure of any nonpublic information acquired in the workplace, and (ii) the misuse of Material Nonpublic Information in securities trading related to the Company or any other company.

Specific Policies

1. Trading on Material Nonpublic Information. With certain exceptions, no Insider shall engage in any transaction involving a purchase or sale of the Company’s or any other company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she first possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. However, see Section IV under “Permitted Trading Period” below for a full discussion of trading pursuant to a pre-established plan or by delegation.

As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

2. Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information (including, without limitation, via email or by posting on Internet message boards, blogs or social media) is strictly forbidden.

4. Duty to Report Inappropriate and Irregular Conduct. All employees have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles and both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to any member of the Company’s Audit Committee. In certain instances, employees are allowed to participate in federal or state proceedings.

IV.	PERMITTED TRADING PERIODS

1. Trading Window and Black-Out Period. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders subject to this Policy refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the following period (the “Trading Window”):

●	in any fiscal quarter, trading in the Company’s securities will only be permitted after the close of business on the second Trading Day (or the preceding Trading Day is such day is not a Trading Day) following the date of public disclosure of the financial results for the prior fiscal quarter (or year) and ending on the [tenth business day] prior to the final day of such fiscal quarter. If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

By way of example, with respect to the fiscal quarter beginning April 1, 2025, trading in the Company’s securities by Insiders will be permitted beginning at the close of business on the second trading day after the Company’s first quarter Form 10-Q is filed (assuming such 10-Q is filed on May 15, 2025, the filing deadline, trading by Insiders can commence at the close of business on May 19, 2025). Trading by Insiders in such fiscal quarter may continue until June 16, 2025.

It is the Company’s policy that any period when the Trading Window is “closed” (a “Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because Insiders, as any quarter progresses, are increasingly likely to possess Material Nonpublic Information about the expected financial results for such quarter. The purpose of the Blackout Period is to avoid any unlawful or improper transactions or the appearance of any such transactions.

It should be noted that even during a Trading Window any person possessing Material Nonpublic Information concerning the Company shall not engage in any transactions in the Company’s (or any other companies, as applicable) securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “at least two Trading Days” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Forms 10-Q and 8-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, the Board believes two Trading Days is a sufficient period of time.

From time to time, the Company may also require that Insiders suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.

Notwithstanding these general rules, Insiders may trade outside of the Trading Window, provided that such trades are made pursuant to a legally compliant, pre-established plan or by delegation established at a time that the Insider is not in possession of material nonpublic information. These alternatives are discussed in the next section.

2. Trading According to a Pre-established Plan or by Delegation. The SEC has adopted Rule 10b5-1 under which insider trading liability can be avoided if Insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions, plans or programs (a “10b5-1 Plan”) after a required “cooling off” period described below.

The Company has not yet adopted a 10b5-1 Plan. If and when the Company were to adopt such a Plan, any 10b5-1 Plan must:

(a)	Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, an Insider can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager or similar third party. This documentation must be provided to the Company’s CEO.

(b)	Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated (i.e., to a third party broker or money manager), the specific amount, price and timing need not be provided.

(c)	Be implemented at a time when the Insider does not possess material non-public information. As a practical matter, this means that the Insider may set up 10b5-1 Plans, or delegate trading discretion, only during a “Trading Window” (discussed in Section VI.1, above), assuming the Insider is not in possession of Material Non-public Information.

(d)	Remain beyond the scope of the Insider’s influence after implementation. In general, the Insider must allow the 10b5-1 Plan to be executed without changes to the accompanying instructions, and the Insider cannot later execute a hedge transaction that modifies the effect of the 10b5-1 Plan. Insiders should be aware that the termination or modification of a 10b5-1 Plan after trades have been undertaken under such plan could negate the 10b5-1 affirmative defense afforded by such program for all such prior trades. As such, termination or modification of a 10b-5 Plan should only be undertaken in consultation with your legal counsel. If the Insider has delegated decision-making authority to a third party, the Insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades.

(e)	Be subject to a “cooling off” period. Rule 10b5-1 contains “cooling-off period” for directors and officers that prohibit such insiders from trading in a 10b5-1 Plan until the later of (i) 90 days following the plan’s adoption or modification or (ii) two business days following the Company’s disclosure (via a report filed with the SEC) of its financial results for the fiscal quarter in which the plan was adopted or modified.

(f)	Contain Insider certifications. Directors and officers are required to include a certification in their 10b5-1 Plans to certify that at the time the plan is adopted or modified: (i) they are not aware of Material Nonpublic Information about the Company or its securities and (ii) they are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud provisions of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, Insiders are prohibited from having multiple overlapping 10b5-1 Plans or more than one plan in any given year. Further, a modification relating to amount, price and timing of trades under a 10b5-1 Plan is deemed a plan termination which requires a new cooling off period, and (iii) whether a particular trade is undertaken pursuant to a 10b5-1 Plan will need to be disclosed (by checkoff box) on the applicable Forms 4 or 5 of the Insider.

3. Individual Responsibility. Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has established a Trading Window applicable to that Insider or any other Insiders of the Company. Each individual, and not necessarily the Company, is responsible for his or her own actions and will be individually responsible for the consequences of their actions. Therefore, appropriate judgment, diligence and caution should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

V.	APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. Civil and criminal penalties, as well as termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

VI.	PROHIBITION AGAINST BUYING AND SELLING COMPANY COMMON STOCK WITHIN A SIX-MONTH PERIOD

Directors, Officers and 10% Shareholders

Purchases and sales (or sales and purchases) of Company common stock occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Exchange Act. Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each executive officer, director and 10% shareholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common stock and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires executive officers and directors who must report transactions on Form 4 to do so by the end of the second business day following the transaction date, and amendments to Form 4 require the reporting person to check on the form if the purchase or sale was undertaken pursuant to a 10b5-1 Plan. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule.

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Nexalin Technology, Inc. Insider Trading Policy, a copy of which was distributed with this certification.

Printed Name:

Signature:

Date:

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